Exhibit 99.1

Protagonist Reports Third Quarter 2024 Financial Results and Provides Corporate Update

Top line results for JNJ-2113 Phase 3 ICONIC-LEAD and Phase 3 ICONIC-TOTAL clinical trials in patients with moderate to severe psoriasis expected in Q4 2024

Top line results for JNJ-2113 Phase 2b ANTHEM clinical trial in moderate to severe ulcerative colitis expected in Q1 2025

Top line results for rusfertide Phase 3 VERIFY clinical trial in polycythemia vera expected in Q1 2025

Development candidate nomination for oral IL-17 peptide antagonist expected in Q4 2024

Cash, cash equivalents and marketable securities of $583.3 million as of September 30, 2024, anticipated to provide cash runway through end of 2027

NEWARK, Calif., November 7, 2024 – Protagonist Therapeutics (Nasdaq: PTGX) (“Protagonist” or “the Company”) today reported financial results for the third quarter ended September 30, 2024, and provided a corporate update.

“Protagonist is approaching multiple transformational events with the pending readouts of JNJ-2113 in Phase 3 psoriasis studies this year, Phase 2b ulcerative colitis study in Q1 2025, and rusfertide Phase 3 study in polycythemia vera in Q1 2025,” said Dinesh V. Patel, Ph.D., the Company’s President and CEO. “In addition, we look forward to unveiling more details on an IL-17 oral peptide antagonist development candidate later this year, as well as other development candidates from our hematology and obesity programs in 2025. Our strong cash position affords us the flexibility to progress them independently into pre-clinical and clinical development over the coming years.”

Upcoming Milestones

Rusfertide: Subcutaneous Injectable Hepcidin Mimetic for Polycythemia Vera (PV)

•	The top line data for the Phase 3 VERIFY study[1] in polycythemia vera, which has a 32-week primary efficacy endpoint, is expected in Q1 2025.

JNJ-2113: Oral IL-23 Receptor Antagonist

•	Top line results for the Phase 3 ICONIC-LEAD and ICONIC-TOTAL studies[2] in moderate to severe plaque psoriasis, are expected in Q4 2024.

•	Top line results for the Phase 2b ANTHEM multicenter, randomized, placebo- controlled, dose-ranging study of JNJ-2113 for the treatment of moderately to severely active ulcerative colitis[3], is expected in Q1 2025.

•	Top line results for the Phase 3 ICONIC-ADVANCE 1 and ICONIC-ADVANCE 2 superiority studies[4], evaluating the safety and efficacy of JNJ-2113 compared with both placebo and deucravacitinib in moderate to severe plaque psoriasis, is expected in Q2 2025.

•	Top line results for the Phase 3 in pustular and erythrodermic psoriasis[5] evaluating the safety and efficacy of JNJ-2113 in approximately 16 subjects compared with placebo, is expected in Q2 2025.

Discovery Programs

•	Protagonist is pursuing the discovery of novel and potent oral peptides against various clinically and commercially validated biological targets in hematology, inflammation and immunomodulatory diseases, and obesity.

•	The Company expects to nominate a development candidate from its oral IL-17 peptide antagonist program in Q4 2024.

•	Protagonist is also anticipating the nomination of an oral development candidate in the hepcidin mechanism-based hematology program in Q1 2025, and an oral peptide-based development candidate in the obesity program by the middle of 2025.

1 VERIFY (NCT05210790)

2 ICONIC-LEAD (NCT06095115) and ICONIC-TOTAL (NCT06095102)

3 ANTHEM (NCT06049017)

4 ICONIC-ADVANCE 1 (NCT06143878) and ICONIC-ADVANCE 2 (NCT06220604)

5 Pustular/Erythrodermic (NCT06295692)

Third Quarter 2024 Financial Results

•	Cash, Cash Equivalents and Marketable Securities: Cash, cash equivalents and marketable securities as of September 30, 2024, were $583.3 million as compared to $341.6 million as of December 31, 2023.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(in thousands, except per share amounts)	2024	2023	2024	2023
	(Unaudited)
License and collaboration revenue	$4,675	$-	$263,795	$-
Research and development expense	$35,970	$30,664	$103,224	$91,262
General and administrative expense	$10,158	$7,662	$34,508	$25,439
Net income (loss)	$(33,210)	$(34,105)	$143,514	$(106,290)
Basic earnings (loss) per share	$(0.54)	$(0.58)	$2.34	$(1.91)
Diluted earnings (loss) per share	$(0.54)	$(0.58)	$2.22	$(1.91)

•	License and Collaboration Revenue: The Takeda Collaboration Agreement included a one-time nonrefundable upfront payment of $300.0 million, of which we recognized $255.0 million during the first quarter of 2024. The remaining $45.0 million was recorded as deferred revenue to be recognized over time as the Company satisfies its performance obligation to complete the ongoing Phase 3 VERIFY trial for rusfertide.

During the third quarter of 2024, we recognized $4.7 million of this deferred revenue balance as revenue based on costs incurred in the quarter compared to the total budget for this performance obligation. License and collaboration revenue of $263.8 million for the nine months ended September 30, 2024, was comprised of: (i) $255.0 million of the $300.0 million upfront cash payment for the Takeda Collaboration Agreement recorded in the first quarter of 2024, and (ii) a total of $8.8 million recorded as revenue during the second and third quarters of 2024.

•	Research and Development ("R&D") Expenses: Increased by $5.3 million and $12.0 million for the three and nine months ended September 30, 2024, respectively, from the prior year periods. The increases were primarily due to increases in drug discovery and pre-clinical research expenses.

•	General and Administrative ("G&A") Expenses: Increased by $2.5 million for the three months ended September 30, 2024, from the prior year period primarily due to increases in stock-based compensation and other personnel-related expenses. The increase of $9.1 million in G&A expenses for the nine months ended September 30, 2024, from the prior year period was primarily due to $4.6 million in one-time advisory and legal fees related to the Takeda collaboration and increases in stock-based compensation and other personnel-related expenses.

•	Net Income (Loss): Net loss was ($33.2) million, or ($0.54) per basic and diluted share, for the three months ended September 30, 2024, as compared to a net loss of ($34.1) million, or ($0.58) per basic and diluted share, for the three months ended September 30, 2023. Net income was $143.5 million, or $2.34 per basic share and $2.22 per diluted share, for the nine months ended September 30, 2024, as compared to a net loss of ($106.3) million, or ($1.91) per basic and diluted share, for the nine months ended September 30, 2023.

About Protagonist

Protagonist Therapeutics is a late-stage development biopharmaceutical company. Two novel peptides derived from Protagonist’s proprietary discovery platform are currently in advanced Phase 3 clinical development, with New Drug Application submissions to the FDA potentially in 2025. JNJ-2113 is an oral Interleukin-23 receptor (IL-23R) antagonist licensed to Johnson & Johnson (JNJ) that is currently in Phase 3 development for psoriasis and is nearing completion of Phase 2b development for ulcerative colitis. Following JNJ-2113’s joint discovery by Protagonist and JNJ scientists pursuant to the companies’ IL-23R collaboration, Protagonist was primarily responsible for development of JNJ-2113 through Phase 1, with JNJ assuming responsibility for development in Phase 2 and beyond. Rusfertide, a mimetic of the natural hormone hepcidin, is currently in Phase 3 development for the rare blood disorder polycythemia vera (PV). Rusfertide is being co-developed and will be co-commercialized with Takeda Pharmaceuticals pursuant to a worldwide collaboration and license agreement entered into in 2024 under which the Company remains primarily responsible for development through NDA filing. The Company also has a number of pre-clinical stage oral drug discovery programs addressing clinically and commercially validated targets, including IL-17, hepcidin mimetic, and anti-obesity programs.

More information on Protagonist, its pipeline drug candidates and clinical studies can be found on the Company's website at https://www.protagonist-inc.com/.

Cautionary Note on Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the potential benefits of JNJ-2113 and rusfertide, the timing of JNJ-2113 and rusfertide clinical trials, and timing of developments and announcements in our discovery programs. In some cases, you can identify these statements by forward-looking words such as "anticipate," "believe," "may," "will," "expect," or the negative or plural of these words or similar expressions. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated, including, but not limited to, our ability to develop and commercialize our product candidates, our ability to earn milestone payments under our collaboration agreements with Janssen and Takeda, our ability to use and expand our programs to build a pipeline of product candidates, our ability to obtain and maintain regulatory approval of our product candidates, our ability to operate in a competitive industry and compete successfully against competitors that have greater resources than we do, and our ability to obtain and adequately protect intellectual property rights for our product candidates. Additional information concerning these and other risk factors affecting our business can be found in our periodic filings with the Securities and Exchange Commission, including under the heading "Risk Factors" contained in our most recently filed periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this press release.

Investor Relations Contact

Corey Davis, Ph.D.

LifeSci Advisors

cdavis@lifesciadvisors.com

+1 212 915 2577

Media Relations Contact

Virginia Amann

ENTENTE Network of Companies

virginiaamann@ententeinc.com

+1 833 500 0061

PROTAGONIST THERAPEUTICS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

(Amounts in thousands except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
License and collaboration revenue	$4,675	$-	$263,795	$-
Operating expenses:
Research and development (1)	35,970	30,664	103,224	91,262
General and administrative (1)	10,158	7,662	34,508	25,439
Total operating expenses	46,128	38,326	137,732	116,701
Income (loss) from operations	(41,453)	(38,326)	126,063	(116,701)
Interest income	7,682	4,252	19,462	10,656
Other income (expense), net	141	(31)	219	(245)
Income (loss) before income tax benefit (expense)	(33,630)	(34,105)	145,744	(106,290)
Income tax benefit (expense)	420	-	(2,230)	-
Net income (loss)	$(33,210)	$(34,105)	$143,514	$(106,290)
Net income (loss) per share, basic	$(0.54)	$(0.58)	$2.34	$(1.91)
Net income (loss) per share, diluted	$(0.54)	$(0.58)	$2.22	$(1.91)
Weighted-average shares used to compute net income (loss) per share, basic	61,767,934	59,182,899	61,311,310	55,542,543
Weighted-average shares used to compute net income (loss) per share, diluted	61,767,934	59,182,899	64,611,941	55,542,543

(1) Amount includes non-cash stock-based compensation expense.

Stock-based Compensation

(Unaudited, in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2024	2023	2024	2023
Research and development	$5,212	$3,780	$15,597	$13,171
General and administrative	4,953	2,985	12,864	9,521
Total stock-based compensation expense	$10,165	$6,765	$28,461	$22,692

Selected Consolidated Balance Sheet Data

(Unaudited, in thousands)

	September 30,	December 31,
	2024	2023
Cash, cash equivalents and marketable securities	$583,281	$341,617
Working capital	432,191	334,303
Total assets	603,857	357,951
Deferred revenue	36,205	-
Accumulated deficit	(472,196)	(615,710)
Total stockholders' equity	531,915	336,677